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                                                                     Exhibit 23


                    Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-76418) pertaining to the Stock Option Plan and Director Option Plan of Argosy Gaming Company of our report dated January 30, 2001 (except for Note 18 as to which the date is February 8, 2001), with respect to the consolidated financial statements of Argosy Gaming Company included in the Annual Report (Form 10-K) for the year ended December 31, 2000.

Our audits also included the financial statement schedule of Argosy Gaming Company listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                       Ernst & Young LLP

Chicago, Illinois
February 13, 2001